Strategic American Oil Reports Third Quarter 2011 Financial Results

June 21, 2011

Houston, Texas - Strategic American Oil Corp. (OTCBB: SGCA) today announced results for the third quarter of 2011.

Revenue and Production

Revenue for the third quarter totaled $1.26 million as compared with $0.12 million for the third quarter of 2010.  Production volumes in the third quarter were 12.3 MBbls of oil and 13.8 MMcf of natural gas, or 14.5 MBoe.  This compares with 1.6 MBbls of oil and 3.5 MMcf of natural gas, or 2.2 MBoe for the third quarter of 2010.  In the third quarter of 2011, the average sales price per barrel of oil was $98.03 and $4.03 per MMBtu for natural gas, as compared with $66.67 per barrel and $4.99 per MMBtu, respectively for the third quarter of 2010.  The primary reason behind the increase in revenue is the additional production from the newly acquired Galveston Bay Energy, LLC ("GBE").  Oil prices increased 47% and gas prices decreased 19% from 2010 levels.  During 2011, oil accounted for 84% of the production volumes and 95% of the revenue.

Costs and Expenses

Total lease operating expense for the third quarter totaled $0.65 million versus $0.11 million for the third quarter of 2010.  The $0.55 million increase reflects the newly acquired assets of GBE. Cash G&A expense totaled $0.61 million for the third quarter of 2011 versus $1.09 million for the third quarter of 2010.  The $0.48 million decrease reflects a continued focus on cost controls while still growing production.

Earnings

Net loss totaled $8.5 million for the third quarter of 2011 and $2.4 million for the third quarter of 2010.  Net loss per share, both basic and fully diluted, for the quarter was $0.05, based on 162.6 million weighted average shares outstanding as compared with a loss of $0.05 per share in the third quarter of 2010 with 49.5 million weighted average shares outstanding.  The increased outstanding common shares are associated with the private placement of common stock completed to fund the acquisition of GBE.

Liquidity and Capital Plans

Liquidity

As of the end of the quarter, we had $4.7 million in available cash, which included $0.55 million in cash on hand and $4.2 million in available credit from our $5 million bank line. The revolving bank line is partially drawn at $0.86 million with a maturity of March of 2012. We also had $6.7 million in restricted cash as collateral for P&A bonds.

2011 Operational Update

During the remainder of 2011, we anticipate continuing our plan to increase Galveston Bay production through well workovers, recompletions, and infrastructure improvements.  Additionally, we expect to begin our first waterflood in Illinois in the coming weeks, recompletion of Welder No. 5 in late summer , and drilling plans have already commenced to exploit 3-D seismic targets in Galveston Bay. Total capital anticipated for remainder of calendar 2011 on currently-owned properties will be approximately $2 million.

Jeremy G. Driver, President and Chief Executive Officer stated, "Since completing our recent acquisition we are now in a better financial position and anticipate implementing our aggressive growth strategy which will include further acquisitions, increased production from existing fields, new waterflood projects, a more extensive drilling program and a new investor awareness campaign."

Mr. Driver went on to say, "My family and I have made significant investments into Strategic American Oil with a strong belief in the opportunity for continued growth. We are committed to helping the company achieve its objectives and deliver stellar returns for all shareholders."

About Strategic American Oil

Strategic American Oil Corporation (OTCBB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois. The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and under-explored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:
800 Gessner, Suite 200
Houston, Texas 77024
www.strategicamericanoil.com

Investor Relations:
Investor Awareness, Inc.
Tony Schor or James Foy
847-945-2222
www.InvestorAwareness.com

Safe Harbor Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.